March 2009 Preliminary Terms No. 42 Registration Statement No. 333-156423 Dated February 20, 2009 Filed pursuant to Rule 433
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in Equities

12% SPARQS®
Mandatorily Exchangeable for Common Stock of Apple Inc.
Stock Participation Accreting Redemption Quarterly-pay SecuritiesSM

SPARQS are short-term yield-enhancement securities that provide enhanced current income with exposure to an underlying security.  In exchange for current income, investors forgo upside potential above the yield to call.  The SPARQS are senior unsecured obligations of Morgan Stanley, and all payments on the SPARQS are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Maturity date:	April 20, 2010
Underlying stock:	Apple Inc. common stock (“AAPL Stock”)
Aggregate principal amount:	$
Coupon:	12% per annum, payable quarterly beginning July 20, 2009
Exchange at maturity:	At maturity, unless previously called by the issuer, each SPARQS will be exchanged into shares of AAPL Stock at the exchange ratio or, at our option, the cash value of such shares.
Exchange ratio:
The initial exchange ratio will be 1.0, subject to adjustment for corporate events; however, if the issuer determines to price the SPARQS at a fraction of the closing price of AAPL Stock, the initial exchange ratio will be adjusted so that it represents that fraction.

Issuer call right:
Beginning on October 20, 2009, the issuer may call the SPARQS for a cash call price that, together with coupons paid from the original issue date through the call date, implies an annualized rate of return on the stated principal amount equal to the yield to call.

Expected yield to call:	24% to 26% per annum on the stated principal amount (actual yield to call will be determined on the pricing date)
First call date:	October 20, 2009
Call notice date:	If the issuer calls the SPARQS, at least 10 but not more than 30 calendar days notice will be given before the call date specified in the notice.
Final call notice date:	April 10, 2010
Stated principal amount:	The closing price of AAPL Stock on the pricing date. The issuer may, however, determine the stated principal amount to be a fraction of the closing price of AAPL Stock.
Issue price:	The closing price of AAPL Stock on the pricing date (see “Commissions and Issue Price” below). The issuer may, however, determine the issue price to be a fraction of the closing price of AAPL Stock.
Pricing date:	March , 2009
Original issue date:	March , 2009 (5 business days after the pricing date)
CUSIP:	617483623
ISIN:	US6174836238
Listing:
Application will be made to list the SPARQS on NYSE Arca, Inc. under the ticker symbol “SVL,” subject to meeting the listing requirements.  We do not expect to announce whether the SPARQS will meet such requirements prior to the pricing of the SPARQS.  If accepted for listing, the SPARQS will begin trading 2 trading days after the pricing date.

Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per SPARQS	100%	1.625%	98.375%
Total	$	$	$
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of SPARQS purchased by that investor.  The lowest price payable by an investor is 99.50% of the stated principal amount per SPARQS.  Please see “Syndicate Information” on page 6 for further details.

(2)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for SPARQS.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Prospectus Supplement for SPARQS dated December 23, 2008
Prospectus dated December 23, 2008

THE SPARQS ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.  FURTHERMORE, THE SPARQS WILL NOT BE GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION UNDER THE FDIC’S TEMPORARY LIQUIDITY GUARANTEE PROGRAM.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

FWP: MSPRB1208001

12% SPARQS®
Mandatorily Exchangeable for Common Stock of Apple Inc.

Investment Overview

Stock Participation Accreting Redemption Quarterly-pay SecuritiesSM
SPARQS pay a relatively high fixed quarterly coupon compared to the dividend yield of the underlying stock in exchange for a limit on the opportunity for appreciation.  Regardless of the stated maturity, SPARQS are callable by the issuer at any time after the first call date, typically 6 to 7 months from the issue date.  If called, the SPARQS will return the yield to call, inclusive of any coupons previously paid and accrued to the call date.  If not called, the SPARQS will return, at maturity, a fixed number of shares of the underlying stock per SPARQS or, at our option, the cash value of such shares.  SPARQS are not principal protected.

Apple Inc. Overview

Apple Inc. designs, manufactures and markets personal computers, portable digital music players and mobile communication devices and sells a variety of related software, services, peripherals and networking solutions.

AAPL Stock is registered under the Securities Exchange Act of 1934, as amended.  Information provided to or filed with the Securities and Exchange Commission by Apple Inc. pursuant to the Securities Exchange Act of 1934, as amended, can be located by reference to Securities and Exchange Commission file number 000-10030 through the Securities and Exchange Commission’s website at http://www.sec.gov.  Additional information regarding Apple Inc. may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  See the section called “Underlying Company and Stock—Public Information” in the prospectus supplement for SPARQS.

Information as of market close on February 18, 2009:

Bloomberg Ticker Symbol:	AAPL
Current Stock Closing Price:	$94.37
52 Weeks Ago:	$122.18
52 Week High Price (on 5/13/08):	$189.96
52 Week Low Price (on 1/20/09):	$78.20
Current Dividend Yield:	N/A

For additional information, please see “Information about the Underlying Stock” in these preliminary terms.

March 2009	Page 2

12% SPARQS®
Mandatorily Exchangeable for Common Stock of Apple Inc.

Key Investment Rationale

The SPARQS provide a defensive total return strategy linked to AAPL Stock.

▪	12% coupon, which is higher than the current dividend yield of AAPL Stock.

▪	Investors maintain some upside exposure to the underlying stock, limited to the yield to call.

▪	The coupon may offset potential capital losses if AAPL Stock decreases over the term of the SPARQS.

▪	SPARQS are not principal protected.

Best Case Scenario	AAPL Stock appreciates and SPARQS are called prior to maturity for a total annualized return equal to the yield to call. You will forgo any appreciation in AAPL Stock beyond the yield to call.
Worst Case Scenario
AAPL Stock depreciates at maturity and the SPARQS redeem for AAPL Stock (or, at our option, the cash value thereof) worth less than the stated principal amount of the SPARQS.  You will still receive a quarterly coupon of 12% per annum if this occurs.

Summary of Selected Key Risks (see page 9)

▪	No guaranteed return of principal.

▪	Your return on the SPARQS is limited by the issuer’s call right.

▪	Secondary trading may be limited.

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪
The maturity of the SPARQS will be accelerated if the closing price of AAPL Stock times the exchange ratio on any two consecutive trading days is less than (i) $2.00 times (ii) the exchange ratio on the original issue date, and you will receive AAPL Stock (or the cash value thereof) worth substantially less than the stated principal amount or even zero.

▪	Apple Inc. is not involved with this offering in any way. The issuer has not made any due diligence inquiry in connection with this offering.

▪	The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect AAPL Stock.

▪	The SPARQS are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the SPARQS.

▪	U.S. federal income tax consequences of an investment in the SPARQS are uncertain.

March 2009	Page 3

12% SPARQS®
Mandatorily Exchangeable for Common Stock of Apple Inc.

Fact Sheet

The SPARQS offered are senior unsecured obligations of Morgan Stanley, will pay 12% interest per annum and will have the terms described in the prospectus supplement for SPARQS and the prospectus, as supplemented or modified by these preliminary terms.  At maturity, the SPARQS will pay a number of shares of Apple Inc. common stock or the cash value of such shares, subject to the issuer’s right to call the SPARQS for cash at any time beginning October 20, 2009.  The SPARQS do not guarantee any return of principal at maturity.  The SPARQS are senior unsecured notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the SPARQS are subject to the credit risk of Morgan Stanley.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
March , 2009	March , 2009 (5 business days after the pricing date)	April 20, 2010, subject to postponement due to a market disruption event
Key Terms
Issuer:	Morgan Stanley
Underlying stock:	Apple Inc. common stock (“AAPL Stock”)
Coupon:	12% per annum, payable quarterly beginning July 20, 2009
Issue price:	AAPL Stock closing price on the pricing date. The issuer may, however, determine the issue price to be a fraction of the closing price of AAPL Stock. Please see “Syndicate Information” on page 6.
Stated principal amount:	AAPL Stock closing price on the pricing date. The issuer may, however, determine the stated principal amount to be a fraction of the closing price of AAPL Stock.
Denominations:
AAPL Stock closing price on the pricing date and integral multiples thereof.  The issuer may, however, determine the denominations to be a fraction of the closing price of AAPL Stock and integral multiples thereof.

Interest payment dates:	July 20, 2009, October 20, 2009, January 20, 2010 and the maturity date
Exchange at maturity:	At maturity, unless previously called by the issuer, each SPARQS will be exchanged into shares of AAPL Stock at the exchange ratio or, at our option, the cash value of such shares.
Exchange ratio:
The initial exchange ratio will be 1.0, subject to adjustment for corporate events; however, if the issuer determines to price the SPARQS at a fraction of the closing price of AAPL Stock, the initial exchange ratio will be adjusted so that it represents that fraction.

Issuer call right:
Beginning on October 20, 2009, the issuer may call the SPARQS for a cash call price that, together with coupons paid from the original issue date through the call date, implies an annualized rate of return on the stated principal amount equal to the yield to call.

Expected yield to call:	24% to 26% per annum on the stated principal amount (actual yield to call to be determined on the pricing date). See “Hypothetical Call Price Calculations” beginning on page 7.
First call date:	October 20, 2009
Call notice date:	If the issuer calls the SPARQS, at least 10 but not more than 30 calendar days notice will be given before the call date specified in the notice.
Final call notice date:	April 10, 2010
Postponement of maturity date:
If the final call notice date is postponed because it is not a trading day or due to a market disruption event and the issuer elects to call the SPARQS, the scheduled maturity date will be postponed so that the maturity date will be the tenth calendar day following the final call notice date.

Risk factors:	Please see “Risk Factors” on page 9.

March 2009	Page 4

12% SPARQS®
Mandatorily Exchangeable for Common Stock of Apple Inc.

General Information
Listing:
Application will be made to list the SPARQS on NYSE Arca, Inc. under the ticker symbol “SVL,” subject to meeting the listing requirements.  We do not expect to announce whether the SPARQS will meet such requirements prior to the pricing of the SPARQS.  If accepted for listing, the SPARQS will begin trading 2 trading days after the pricing date.

CUSIP:	617483623
ISIN:	US6174836238
Minimum ticketing size:	10 SPARQS
Tax considerations:
The U.S. federal income tax consequences of an investment in the SPARQS are uncertain.  There is no direct legal authority as to the proper tax treatment of the SPARQS, and the issuer’s counsel has not rendered an opinion as to their proper treatment for U.S. federal income tax purposes.  Pursuant to the terms of the SPARQS and subject to the discussion in the accompanying prospectus supplement for SPARQS under “United States Federal Taxation,” you agree with us to treat a SPARQS as a unit consisting of (i) a terminable forward contract and (ii) a deposit with the issuer of a fixed amount of cash to secure your obligation under the terminable forward contract.  Assuming the characterization of the SPARQS as set forth above is respected, a portion of the stated interest payments on the SPARQS will be treated as the yield on the deposit, and the remainder will be attributable to the contract fees, as described in the section of the accompanying prospectus supplement for SPARQS entitled “United States Federal Taxation — Tax Treatment of the SPARQS.”  The yield on the deposit will be determined as of the pricing date and set forth in the applicable pricing supplement to the accompanying prospectus supplement for SPARQS.

Neither this summary nor the section of the accompanying prospectus supplement for SPARQS called “United States Federal Taxation — Tax Treatment of the SPARQS” addresses the U.S. federal income tax consequences of the ownership or disposition of AAPL Stock should a holder receive AAPL Stock at maturity.  Investors should consult their tax advisers regarding the U.S. federal income tax consequences of the ownership or disposition of AAPL Stock.

In addition, as discussed in the section of the accompanying prospectus supplement for SPARQS called “United States Federal Taxation — Tax Treatment of the SPARQS,” we will not attempt to ascertain whether the issuer of AAPL Stock is treated as a “U.S. real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Internal Revenue Code of 1986, as amended.  If the issuer of AAPL Stock were so treated, certain adverse U.S. federal income tax consequences might apply to a Non-U.S. Holder (as defined in the accompanying prospectus supplement for SPARQS) upon the sale, exchange or other disposition of the SPARQS.  Non-U.S. Holders should refer to information filed with the Securities and Exchange Commission or another governmental authority by the issuer of AAPL Stock and consult their tax advisers regarding the possible consequences to them if the issuer of AAPL Stock is or becomes a USRPHC.

Assuming the treatment of the SPARQS as set forth above is respected, the following U.S. federal income tax consequences would result.  The portion of the stated interest payment on the SPARQS that is attributable to the yield on the deposit will be taxable to a U.S. Holder as ordinary interest income.  The issuer will treat the portion of the stated interest payment that is attributable to the terminable forward contract as ordinary income.  Based on the tax treatment described above, upon the sale, exchange or redemption of the SPARQS solely for cash, a U.S. Holder will recognize capital gain or loss equal to the difference between the amount realized and the issue price of the SPARQS.  For this purpose, the amount realized does not include any amount attributable to accrued yield on the deposit and may not include any amount attributable to accrued contract fees.  Any such amount not included in the amount realized will be treated as yield on the deposit or contract fees, as the case may be, as described above.  Upon physical settlement of the terminable forward contract at maturity, the U.S. Holder will not recognize any gain or loss with respect to AAPL Stock received.  Upon cash settlement of the terminable forward contract at maturity, a U.S. Holder will recognize capital gain or loss equal to the difference between the amount of cash received (excluding the final coupon payment on the SPARQS) and the issue price of the SPARQS.

Notwithstanding the foregoing, any stated interest payments on the SPARQS made to Non-U.S. Holders generally will be withheld upon at a rate of 30%.  See the section called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders” in the accompanying prospectus supplement for SPARQS. Non-U.S. Holders should also note that the discussion in the accompanying prospectus supplement for SPARQS does not address the tax consequences to Non-U.S. Holders for whom income or gain in respect of the SPARQS is effectively connected with the conduct of a trade or business in the United States.

March 2009	Page 5

12% SPARQS®
Mandatorily Exchangeable for Common Stock of Apple Inc.

Please read the discussion under “Risk Factors—Structure Specific Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for SPARQS concerning the U.S. federal income tax consequences of an investment in the SPARQS.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses on whether to require holders of “prepaid forward contracts” and similar instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge; and appropriate transition rules and effective dates.  While it is not clear whether instruments such as the SPARQS would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the SPARQS, possibly with retroactive effect.  You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the SPARQS, including possible alternative treatments and the issues presented by this notice.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the SPARQS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the SPARQS through one or more of our subsidiaries.
On, or prior to, the pricing date, we, through our subsidiaries or others, will hedge our anticipated exposure in connection with the SPARQS by taking positions in the underlying stock and in options contracts on the underlying stock listed on major securities markets.  Such purchase activity could increase the price of the underlying stock, and, accordingly, could increase the issue price of the SPARQS, and therefore, the price at which the underlying stock must close before you would receive for each SPARQS at maturity an amount of common stock (or the cash value thereof) worth as much as or more than the stated principal amount of the SPARQS.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement for SPARQS.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the prospectus supplement for SPARQS.
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Syndicate Information
Issue price of the SPARQS	Selling concession	Principal amount of the SPARQS for any single investor
100%	1.625%	<$1MM
99.75%	1.375%	$1MM-$2.99MM
99.625%	1.250%	$3MM-$4.99MM
99.50%	1.125%	>$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the SPARQS distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the SPARQS.  We encourage you to read the accompanying prospectus supplement for SPARQS and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

March 2009	Page 6

12% SPARQS®
Mandatorily Exchangeable for Common Stock of Apple Inc.

Hypothetical Call Price Calculations

The following tables set forth sample values based on calculations of the call price for hypothetical call dates as indicated based on the following hypothetical terms:

Original issue date:	March 31, 2009
Maturity date:	April 20, 2010
Interest payment dates:	July 20, 2009, October 20, 2009, January 20, 2010 and the maturity date
Yield to call:	25% per annum (computed on the basis of a 360-day year of twelve 30-day months)
Stated principal amount:	$95.00 per SPARQS
Interest rate:	12% per annum
Discount factor:	1 / 1.25[x], where x is the number of years from the original issue date to, and including, the applicable call date.

The call price with respect to any call date is an amount of cash per SPARQS such that the sum of the present values of all cash flows on each SPARQS to, and including, the call date (i.e., the call price and all of the interest payments and accrued interest on each SPARQS), discounted to the original issue date at the applicable discount factor, equals the stated principal amount.  The discount factor is based on the hypothetical yield to call rate of 25% per annum and the number of years (or fraction of a year) from the original issue date to, and including, the applicable call date.

Each of the call price and total amount received calculations below are based upon the hypothetical terms set forth above and the sample call dates as indicated.  The actual amount you will receive if the issuer calls the SPARQS will depend upon the actual terms of the SPARQS and the actual call date.

Call on October 20, 2009 (first call date)
Call price received:	$101.0047
Total amount received over the term of the SPARQS:	$107.3380
Call on November 30, 2009 (random interim call date)
Call price received:	$102.2744
Total amount received over the term of the SPARQS:	$109.8744
Call on April 20, 2010 (maturity date)
Call price received:	$107.0641
Total amount received over the term of the SPARQS:	$119.0974

The table on the following page sets forth a more detailed sample calculation of the call price for a hypothetical call date of October 20, 2009 based upon the hypothetical terms set forth above.

March 2009	Page 7

12% SPARQS®
Mandatorily Exchangeable for Common Stock of Apple Inc.

Hypothetical Call Price Calculations (continued)

The call price in the hypothetical example shown below is determined as follows:

▪
The known cash flows on the SPARQS (i.e., the interest payments) are discounted to their present value on the original issue date at the applicable discount factor.  The sum of these present values equals the present value on the original issue date of all of the interest payments payable on the SPARQS to, and including, the applicable call date.

▪	For example, the present value of all of the interest payments for the hypothetical call date of October 20, 2009 is $5.7714 ($3.2537 + $2.5177).

▪
Since the present value of all payments on the SPARQS to, and including, the call date (i.e., the call price and all of the interest payment on each SPARQS) must equal the stated principal amount, the issuer can determine the present value of the applicable call price by subtracting the sum of the present values of the interest payments from the stated principal amount.

▪	For example, for the hypothetical call date of October 20, 2009, the present value of the call price is $89.2286 ($95.00 – $5.7714).

▪
The call price is then derived by determining the amount that, when discounted to the original issue date from the applicable call date at the applicable discount factor, equals the present value of the call price.

▪
For the hypothetical call date of October 20, 2009, the call price is therefore $101.0047, which is the amount that, if paid on October 20, 2009, has a present value on the original issue date of $89.2286, based on the applicable discount factor.

The call price calculated in the following table is based upon the hypothetical terms set forth above and the sample call date of October 20, 2009. The actual amount you will receive, if the issuer calls the SPARQS, will depend upon the actual terms of the SPARQS and the actual call date.

	Issue Price Paid	Interest Payments Received	Accrued but Unpaid Interest Received on Call Date	Call Price Received[1]	Total Cash Received on Payment Date	Days from Original Issue Date[2]	Years from Original Issue Date (Days2/360)	Discount Factor at Yield to Call[3]	Present Value at Original Issue Date of Cash Received on Payment Date at Yield to Call
March 31, 2009	($95.00)					0	0.00000	100.000%
July 20, 2009		$3.4833			$3.4833	110	0.30556	93.409%	$3.2537
Call date (October 20, 2009)			$2.8500		$2.8500	200	0.55556	88.341%	$2.5177
Call date (October 20, 2009)				$101.0047	$101.0047	200	0.55556	88.341%	$89.2286
Total amount received on the call date: $103.8547
Total amount received over the term of the SPARQS: $107.3380

1
The call price of $101.0047 is the dollar amount that has a present value of $89.2286, which has been discounted to the original issue date from the call date at the yield to call rate of 25% so that the sum of the present values of all of the interest payments on the SPARQS and the present value of the call price is equal to the stated principal amount of $95.00 per SPARQS.

2	Based upon a 360-day year of twelve 30-day months.
3	Discount factor = 1 / 1.25[x], where x is years from original issue date to, and including, the applicable payment date.

March 2009	Page 8

12% SPARQS®
Mandatorily Exchangeable for Common Stock of Apple Inc.

Risk Factors

The SPARQS are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the SPARQS.  Accordingly, investors should consult their own investment, legal, tax, accounting and other advisors as to the risks entailed by an investment in the SPARQS and the suitability of such SPARQS in light of an investor’s particular circumstances.

The following is a non-exhaustive list of certain key considerations for investors in the SPARQS.  For a complete list of considerations and risk factors, you should read the section entitled “Risk Factors” beginning on page S-7 of the prospectus supplement for SPARQS.

Structure Specific Risk Factors

▪
No guaranteed return of principal.  If, at maturity, the closing price of AAPL Stock has declined from the closing price on the pricing date, and the issuer has not called the SPARQS, the payout at maturity will be less than the stated principal amount of the SPARQS.

▪
The return on the SPARQS is limited by the issuer’s call right.  The return you realize on the SPARQS is limited by the issuer’s call right.  The issuer may call the SPARQS at any time beginning October 20, 2009, including at maturity, for the cash call price, which will be calculated based on the call date.  The call price will be an amount of cash per SPARQS that, together with all of the interest paid on the SPARQS to and including the call date, gives you a yield to call of 24% to 26% per annum on the stated principal amount of each SPARQS from, and including, the date of issuance to, but excluding, the call date.  You should not expect to obtain a total yield (including interest payments) of more than 24% to 26% per annum on the stated principal amount of the SPARQS to the call date.

▪
Market price influenced by many unpredictable factors.  Several factors will influence the value of the SPARQS in the secondary market.  It is expected that generally the trading price of AAPL Stock on any day will affect the value of the SPARQS more than any other single factor.  However, because of the issuer’s call right, the SPARQS may trade differently from AAPL Stock.  Other factors that may influence the value of the SPARQS include: the volatility of AAPL Stock, geopolitical conditions and economic, financial, political, regulatory or judicial events, interest and yield rates, time remaining until the issuer can call the SPARQS and until the SPARQS mature, the dividend rate on AAPL Stock, any actual or anticipated changes in our credit ratings or credit spreads, and the occurrence of certain events affecting Apple Inc. that may or may not require an adjustment to the exchange ratio.

▪
Maturity date of the SPARQS may be accelerated.  The maturity of the SPARQS will be accelerated if (i) the closing price of AAPL Stock times the exchange ratio on any two consecutive trading days is less than (x) $2.00 times (y) the exchange ratio on the original issue date or (ii) there is an event of default with respect to the SPARQS.  The amount payable to you, if the maturity of the SPARQS is accelerated, will differ depending on the reason for the acceleration and may be substantially less than the principal amount of the SPARQS.

▪
No shareholder rights.  Investing in SPARQS is not equivalent to investing in AAPL Stock.  As an investor in the SPARQS, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to AAPL Stock.

▪
The SPARQS may become exchangeable into the common stock of companies other than Apple Inc.  Following certain corporate events relating to AAPL Stock, you will receive, at maturity, either the common stock of three companies in the same industry group as Apple Inc. in lieu of, or in addition to, AAPL Stock or the common stock of a successor corporation to Apple Inc. or, at our option, the cash value of such shares.  For these SPARQS, the three companies would be selected from the NASDAQ-100 Index®.  The occurrence of such corporate events and the consequent adjustments may materially and adversely affect the market price of the SPARQS.

▪
Antidilution adjustments.  Although the calculation agent will adjust the amount payable at maturity for certain corporate events affecting AAPL Stock, other corporate events may occur (such as partial tender or exchange offers) for which the calculation agent is not required to make any adjustments.  If an event occurs that does not require the calculation agent to adjust the amount of AAPL Stock payable at maturity, the market price of the SPARQS may be materially and adversely affected.

March 2009	Page 9

12% SPARQS®
Mandatorily Exchangeable for Common Stock of Apple Inc.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase SPARQS in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the SPARQS, as well as the projected profit included in the cost of hedging the issuer’s obligations under the SPARQS.

▪
The U.S. federal income tax consequences of an investment in the SPARQS are uncertain.  There is no direct legal authority as to the proper tax treatment of the SPARQS, and the issuer’s counsel has not rendered an opinion as to their proper characterization for U.S. federal income tax purposes.

Please read the discussion under “Fact Sheet ― General Information ― Tax Considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for SPARQS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the SPARQS.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the SPARQS, the timing and character of income on the SPARQS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the SPARQS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses on whether to require holders of “prepaid forward contracts” and similar instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge; and appropriate transition rules and effective dates.  While it is not clear whether instruments such as the SPARQS would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the SPARQS, possibly with retroactive effect.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation” for a discussion of the withholding tax consequences of an investment in the SPARQS.  Because the treatment of the SPARQS for U.S. federal income tax purposes is uncertain, any stated interest payments on the SPARQS made to non-U.S. investors will generally be withheld upon at a rate of 30%.

Both U.S. and non-U.S. investors should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the SPARQS, including the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Other Risk Factors

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The SPARQS are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the SPARQS. Investors are dependent on Morgan Stanley's ability to pay all amounts due on the SPARQS on interest payment dates and at maturity and therefore investors are subject to the credit risk of Morgan Stanley and to changes in the market's view of Morgan Stanley's creditworthiness. Any decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the SPARQS.

March 2009	Page 10

12% SPARQS®
Mandatorily Exchangeable for Common Stock of Apple Inc.

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Secondary trading may be limited.  There may be little or no secondary market for the SPARQS.  The issuer will apply to list the SPARQS on NYSE Arca, Inc.  However, it is not possible to predict whether the SPARQS will meet the requirements for listing or trade in the secondary market and we do not expect to announce whether or not the SPARQS will meet those requirements prior to the pricing of the SPARQS.  In addition, the SPARQS could be delisted under certain circumstances, such as the delisting of the underlying stock.  Because it is not possible to predict whether the market for the SPARQS will be liquid or illiquid, you should be willing to hold your SPARQS to maturity.

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No affiliation with Apple Inc. Apple Inc. is not an affiliate of ours, is not involved with this offering in any way, and has no obligation to consider your interests in taking any corporate actions that might affect the value of the SPARQS.  The issuer has not made any due diligence inquiry with respect to Apple Inc. in connection with this offering.

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Economic interests of the calculation agent and other of the issuer’s affiliates may be adverse to the investors.  The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the SPARQS.  As calculation agent, MS & Co. will calculate the cash amount you will receive if we call the SPARQS and will determine what adjustments should be made to the exchange ratio to reflect certain corporate and other events and the appropriate underlying security or securities, or the cash value of such securities, to be delivered at maturity in the event of certain reorganization events.  Determinations made by MS & Co, in its capacity as calculation agent, including adjustments to the exchange ratio, may affect the payout to you at maturity.

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Hedging and trading activity by the calculation agent and its affiliates could adversely affect the value of the SPARQS.  MS & Co., the calculation agent, is our subsidiary.  The hedging or trading activities of MS & Co. and other affiliates of ours on or prior to the pricing date and during the term of the SPARQS could adversely affect the price of AAPL Stock on the pricing date and at maturity and, as a result, could decrease the value of the payment you receive on the SPARQS at maturity.  Any of these hedging or trading activities on or prior to the pricing date could potentially affect the price of AAPL Stock and, accordingly, potentially increase the issue price of the SPARQS and, therefore, the price at which AAPL Stock must close before you would receive at maturity an amount of AAPL Stock (or the cash value thereof) worth as much as or more than the issue price of the SPARQS.  Additionally, such hedging or trading activities during the term of the SPARQS could adversely affect the price of AAPL Stock at maturity and, accordingly, if the issuer has not called the SPARQS, the value of AAPL Stock, or in certain circumstances cash, you will receive at maturity, including upon an acceleration event.

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Morgan Stanley may engage in business with or involving Apple Inc. without regard to your interests.  The issuer or its affiliates may presently or from time to time engage in business with Apple Inc. without regard to your interests, and thus may acquire non-public information about Apple Inc.  Neither the issuer nor any of its affiliates undertakes to disclose any such information to you.  In addition, the issuer or its affiliates from time to time have published and in the future may publish research reports with respect to Apple Inc., which may or may not recommend that investors buy or hold AAPL Stock.

March 2009	Page 11

12% SPARQS®
Mandatorily Exchangeable for Common Stock of Apple Inc.

Information about the Underlying Stock

Apple Inc.  Apple Inc. (NASDAQ: AAPL) designs, manufactures and markets personal computers, portable digital music players and mobile communication devices and sells a variety of related software, services, peripherals and networking solutions.

AAPL Stock is registered under the Securities Exchange Act of 1934, as amended.  Information provided to or filed with the Securities and Exchange Commission by Apple Inc. pursuant to the Securities Exchange Act of 1934, as amended, can be located by reference to Securities and Exchange Commission file number 000-10030 through the Securities and Exchange Commission’s website at http://www.sec.gov.  Additional information regarding Apple Inc. may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  See the section called “Underlying Company and Stock—Public Information” in the prospectus supplement for SPARQS.

These preliminary terms relate only to the SPARQS offered hereby and do not relate to AAPL Stock or other securities of Apple Inc.  The issuer has derived all disclosures contained in these preliminary terms regarding Apple Inc. from the publicly available documents described in the preceding paragraph.  In connection with the offering of the SPARQS, neither the issuer nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Apple Inc.  Neither the issuer nor the Agent makes any representation that such publicly available documents or any other publicly available information regarding Apple Inc. is accurate or complete.

Neither the issuer nor any of its affiliates makes any representation to you as to the performance of AAPL Stock.

March 2009	Page 12

12% SPARQS®
Mandatorily Exchangeable for Common Stock of Apple Inc.

Historical Information

The following table presents the published high and low closing prices of AAPL Stock for 2006, 2007, 2008 and 2009 through February 18, 2009.  The closing price of AAPL Stock on February 18, 2009 was $94.37.  The associated graph shows the closing prices for AAPL Stock for each day from January 1, 2006 to February 18, 2009.  The issuer obtained the closing prices and other information below from Bloomberg Financial Markets, without independent verification.  You should not take the historical prices of AAPL Stock as an indication of future performance.

(CUSIP 037833100)	High	Low	Dividends
2006
First Quarter	85.59	58.71	–
Second Quarter	71.89	56.02	–
Third Quarter	77.61	50.67	–
Fourth Quarter	91.81	73.23	–
2007
First Quarter	97.10	83.27	–
Second Quarter	125.09	90.24	–
Third Quarter	154.50	117.05	–
Fourth Quarter	199.83	153.76	–
2008
First Quarter	194.93	119.15	–
Second Quarter	189.96	147.14	–
Third Quarter	179.55	105.26	–
Fourth Quarter	111.04	80.49	–
2009			–
First Quarter (through February 18, 2009)	102.51	78.20	–

The issuer makes no representation as to the amount of dividends, if any, that Apple Inc. will pay in the future.  In any event, as an investor in the SPARQS, you will not be entitled to receive dividends, if any, that may be payable on AAPL Stock.

AAPL Stock Daily Closing Prices January 1, 2006 to February 18, 2009

March 2009	Page 13